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                                                                   EXHIBIT 10.29

             Confidential Treatment Requested For Certain Portions

                                                                December 4, 2000

Lawrence P. Reinhold
3207 Plantation Court
Naperville, IL  60564

Dear Larry:

        I am extremely pleased to offer you the position of Executive Vice President and Chief Financial Officer of Critical Path, Inc. (the "Company"). The terms of your employment with the Company are set forth below.

        1. Position.

            (a) You will become the Executive Vice President and Chief Financial Officer of the Company working out of the Company's offices in San Francisco, California. You will have overall responsibility for finance and administration and will report to the Company's Chief Executive Officer. Your start date will be on December 11, 2000 or as soon as practical after that date.

            (b) You agree that you will, to the best of your ability and experience, at all times loyally and conscientiously perform all the duties and obligations required of you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, unless the Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company's business.

        2. Compensation.

            (a) Salary. Your salary will be $[*] on an annualized basis, and you will be paid a monthly salary of $[*] (payable semi-monthly), less regular payroll deductions; which covers all hours worked. Your salary will be reviewed annually as a part of the Company's regular salary review process.


[*] Confidential Treatment Requested

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Lawrence P. Reinhold
December 4, 2000
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            (b) Bonus. You will be eligible to receive annual incentive bonuses in the future, in the discretion of the Board of Directors, based on achievement of targets to be set by the Board or the Chief Executive Officer. I expect that your bonus will be set at between [*]% to [*]% of your base pay.

            (c) Loan. The Company will extend you a loan in the principal amount of $[*] (the "Loan") on your start date. The loan will bear interest at the applicable federal rate, and will be due upon the earlier of four (4) years or [*] days following the termination of your employment. All interest will be accrued and added to the loan principal. The Loan and the accrued interest will be forgiven straight-line on a monthly basis over a four-year period commencing on your start date; provided that in the event you are terminated without Cause or if you terminate your employment for Good Reason (as defined in Appendix A) the Loan and accrued interest will be forgiven in full. Furthermore, if you are terminated without Cause ( as defined in Appendix A) within twelve (12) months following a Change in Control, the Loan will be forgiven in full. Furthermore, in the event of your death or disability, the loan and accrued interest will be forgiven in full.

        3. Stock Options.

            (a) The Company will grant you options to purchase an aggregate of [*] shares (the "Shares") of Common Stock. You will receive a qualified incentive stock option to purchase [*] of the Shares which will be exercisable at the fair market value of the Common Stock on the date of the grant and will vest in equal monthly installments over four years. You will receive an additional option to purchase [*] of the Shares which will be exercisable at a price per share equal to [*] and will also vest in equal monthly installments over four years. The specific terms of the options will be set forth in option agreements to be issued pursuant to the Company's stock option plan and shall provide for, among other items, the early exercise of up to all of the options granted to you prior to vesting of such options.

            (b) In the event of a Change of Control of the Company, two-thirds (2/3) of the Shares originally granted under each option will vest immediately preceding the Change of Control, and if you are terminated without Cause or if you terminate your employment for Good Reason (as defined in Appendix A) concurrent with or within twelve (12) months following a Change in Control, an additional twenty-five percent (25%) of the Shares originally granted under each option will vest.

            (c) In the event you are terminated by the Company (or any successor to the Company) without Cause or if you terminate your employment for Good Reason (as defined in Appendix A) you will receive payment of severance benefits equal to your base monthly salary for [*] months from the date of termination and you will also vest as to an additional [*] months


[*] Confidential Treatment Requested

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Lawrence P. Reinhold
December 4, 2000
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of Shares; provided that as a condition of such severance you execute an agreement in form acceptable to the Company providing for a mutual release of any claims you may have against the Company, its officers, directors, stockholders, agents and affiliates, on the one hand, and the Company may have against you, on the other hand.

The option grant and the loan described above are subject to the approval of the Board of Directors. Such approval will be received prior to your start date.

        4. Benefits.

            (a) You will be eligible for paid time off. You will be provided with health insurance benefits as provided in our benefits plan. These benefits may change from time to time. You will be covered by workers' compensation insurance and State Disability Insurance, as required by law.

            (b) The Company will provide you with standard medical and dental insurance benefits in accordance with Company policy.

            (c) The Company will pay your reasonable, temporary housing expenses in the San Francisco Bay Area and reasonable weekly transportation to and from the Chicago area for you and/or your family until you have relocated to your permanent home in the San Francisco Bay Area.

            (d) The Company will pay full corporate relocation expenses, including any reasonable closing costs on the sale of the principal residence in the Chicago area, reasonable moving expenses and any reasonable closing costs from the purchase of a principal residence in the San Francisco Bay Area.

            (e) The Company will expeditiously enter into an indemnification agreement with you in the same form as executed in favor of other directors and officers of the Company.

        5. Proprietary Information Agreement. You will be required to sign and abide by the terms of Critical Path's standard proprietary information agreement which is incorporated into this agreement by reference. You will also represent and warrant to Critical Path that the performance of your duties will not violate any agreement with, or trade secrets, of any other person or entity.

        6. Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for



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Lawrence P. Reinhold
December 4, 2000
Page 4

Critical Path. You must comply with the Immigration and Naturalization Service's employment verification requirements.

        7. Term of Employment. Your employment with Critical Path is "at will". In other words, either you or Critical Path can terminate your employment at any time for any reason, with or without Cause and with or without notice.

        8. Dispute Resolution Procedure. The parties agree that any dispute arising out of or related to the employment relation between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy.

            (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance, identify any witnesses or documents that support the grievance and the relief requested or proposed.

            (b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. Critical Path will pay the cost of such mediation.

            (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

        The arbitrator shall have the authority to determine whether the conduct complained of in paragraph (a) of this section violates the rights of the complaining party and, if so, to grant any relief authorized by law; provided, however, the parties agree, that for violations of the employee's trade secret obligations, the Company retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties. In addition, the arbitrator shall not have the authority to require Critical Path to change any lawful policy of benefit plan.

        Critical Path shall bear the costs of the arbitration if the employee prevails. If Critical Path prevails, the employee will pay half of the cost of the arbitration, or $500, whichever is less. Each party shall be responsible for paying its own attorney's fees.



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Lawrence P. Reinhold
December 4, 2000
Page 5


        Arbitration shall be the final remedy for any dispute between the parties, including but not limited to disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Hearing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that the dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in paragraphs (a) and (b) above.

        The parties agree the arbitration award shall be enforceable in any court having jurisdiction to enforce this agreement and Release of Claims, so long as the arbitrator has not made errors of law.

            (d) Critical Path reserves the right to modify, change or cancel this provision upon thirty (30) days of written notice. However, such cancellation shall not affect matters that have already been submitted for arbitration.

        9. Integrated Agreement. Please note that this agreement supercedes any other prior agreements, representations or promises of any kind, whether written, oral, expressed or implied between the parties hereto with respect to the subject matters herein. This Agreement constitutes the full and complete agreement between you and Critical Path with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and another officer of Critical Path.

        10. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

        Larry, as you know we are very excited about the contribution you can make to the future success of Critical Path, and we are looking forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign a copy of this letter and return it to me. If there is any matter in this letter that you wish to discuss further, please do not hesitate to call me.

                                               Sincerely,



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Lawrence P. Reinhold
December 4, 2000
Page 6



                                               /s/ Doug Hickey
                                               ---------------------------------
                                               Doug Hickey
                                               Chief Executive Officer

I accept Critical Path's offer under the terms expressed in this letter. I understand that this is not an employment contract for any fixed period, and subject to the provisions of this letter agreement, either party may end the employment relationship at any time for any reason. I have reviewed this letter with such financial, legal and accounting advisors, as I deem appropriate.


/s/ LAWRENCE P. REINHOLD                  December 4, 2000
-------------------------------------     --------------------------------------
Lawrence P. Reinhold                      Date



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Lawrence P. Reinhold
December 4, 2000
Page 7


                                   APPENDIX A

"Change of Control" shall mean the consummation of one of the following: (i) the acquisition of 50% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company); (ii) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the shareholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving entity after such merger, consolidation or other reorganization; (iii) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company.

"Cause" shall mean (i) failure or refusal to perform a directive of the Board of Directors of the Company that is consistent with your duties and responsibilities as set forth in paragraph 1 hereof (provided, that the Company provides to you written notice specifying the nature of such failure or refusal and the actions needed to be taken by you to cure the same and such failure or refusal is not cured by you within thirty (30) days of receipt of such notice),
(ii) you shall have been determined to be guilty of willful misconduct or be in material violation of your fiduciary obligations to the Company (provided, that the Company provides to you written notice specifying the nature of such breach and actions needed to be taken by you to cure same and such breach is not cured by you within ten (10) days of receipt of such notice), (iii) you perform your duties in a grossly negligent manner, or (iv) are convicted of any crime that has a material adverse impact on (A) your ability to perform your duties hereunder, (B) the Company or (C) the Company's business.

"Good Reason" shall be deemed to occur if (a)(1) there is a material adverse change in employee's position causing such position to be of significantly less stature or of significantly less responsibility, (2) a reduction of more than twenty percent (20%) of employee's base compensation unless in connection with similar decreases of other similarly situated employees of the Company, or (3) employee's refusal to relocate to a facility or location more than fifty (50) miles from the Company's current location; and (b) within the thirty (30) day period immediately following such material change or reduction employee elects to terminate his employment voluntarily.